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                                  EXHIBIT 99.1

                 PLAINS RESOURCES ANNOUNCES AGREEMENT TO ACQUIRE
                       ALL AMERICAN PIPELINE COMPANY FROM
                       THE GOODYEAR TIRE & RUBBER COMPANY

         (Houston - March 23, 1998) Plains Resources Inc. (AMEX:PLX) today announced it had entered into a definitive agreement to acquire all of the outstanding capital stock of All American Pipeline Company, Celeron Gathering Corporation and Celeron Trading & Transportation Company from The Goodyear Tire & Rubber Company. Aggregate proceeds to Goodyear through closing are estimated at $420 million. The principal assets of the entities to be acquired include the All American Pipeline System, a 1,233 mile crude oil pipeline extending from California to Texas and a 45 mile crude oil gathering system in the San Joaquin Valley of California as well as other assets related to such operations. The purchase price is subject to certain adjustments through the closing date and the transaction is subject to regulatory review and approval. The transaction is expected to be completed in the third quarter after regulatory approvals have been secured.

         Greg L. Armstrong, President and CEO of Plains Resources, stated that the acquisition is structured to be made by Plains All American Inc., a wholly owned subsidiary of Plains Resources. A major portion of the financing for the transaction will be provided through a new $325 million, limited recourse bank facility made available to Plains All American Inc. by ING Barings and BankBoston, N.A.

         In addition to the bank facility, Plains Resources will make a capital contribution to Plains All American Inc. of up to $130 million which will be used to fund the balance of the purchase price and transaction costs and provide initial working capital. To finance its capital contribution, Plains Resources will borrow approximately $50 million under its existing bank revolving credit facility and has entered into financing commitments for a new issue of privately placed, convertible preferred stock aggregating approximately $80 million. Commitments for the preferred stock placement have been obtained from a group of equity investors comprised primarily of existing shareholders. Kayne Anderson Investment Management, Plains' largest shareholder, and EnCap Investments L.C. are the lead investors in the private placement.

         Harry N. Pefanis, President of Plains Resources' existing midstream operations and Plains All American Inc., stated that, as a result of this transaction, Plains will own and operate the single largest crude oil pipeline connecting California to West Texas, where it connects with pipelines that transport crude oil to Cushing, Oklahoma and the Gulf Coast. The Cushing Interchange is the largest crude oil trading location in the United States and the designated delivery point for the New York Mercantile Exchange crude oil futures contract. At Cushing, Plains owns and operates a two million barrel crude oil terminal and storage facility, the largest terminal facility in Cushing not owned by a major oil company and the fourth largest overall. Pefanis also noted that the 45 mile gathering system is located in the San Joaquin Valley, currently the most prolific crude oil producing region in the continental United States. The areas serviced by the pipeline and gathering system currently produce over 700,000 barrels of crude oil per day, representing approximately 15% of total oil production in the continental United States. For 1997, the operations to be acquired generated approximately $65 million in earnings before interest, taxes, depreciation and amortization.



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         Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and other factors discussed in the company's filings with the Securities and Exchange Commission.

         Plains Resources is an independent energy company engaged in the exploration, acquisition, development and exploitation of crude oil and natural gas and the midstream activities of marketing, transportation, terminalling and storage of crude oil. The company is headquartered in Houston, Texas.


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